W. R. Berkley Corporation         Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
W. R. BERKLEY CORPORATION

        The undersigned, being the Chief Executive Officer of W. R. BERKLEY CORPORATION, a corporation existing under the laws of the State of Delaware, hereby certifies that:

    1.    The first paragraph of Article Fourth of the Restated Certificate of Incorporation of said corporation be and it hereby is amended to read as follows:

    FOURTH:    The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is one billion two hundred fifty million (1,255,000,000) shares, of which one billion two hundred fifty million (1,250,000,000) shares are to be Common Stock of the par value of twenty cents ($.20) each, and five million (5,000,000) shares are to be Preferred Stock of the par value of ten cents ($.10) each.

    2.    The amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, I have signed this certificate this 15th day of June, 2022.

                        /s/ W. Robert Berkley, Jr.
                        W. Robert Berkley, Jr.
                        Chief Executive Officer

Attest:

/s/ Philip S. Welt
Philip S. Welt, Secretary